AGREEMENT AND PLAN OF MERGER
DATED AS OF March 27, 2007
AMONG
Easton Southpaw Incorporated
Milastar Acquisition Corporation
AND
Milastar Corporation

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 27, 2007 (this "Agreement") among EASTON SOUTHPAW INCORPORATED, a Delaware corporation ("Parent"), MILASTAR ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and MILASTAR CORPORATION, a Delaware corporation (the "Company").

RECITALS

WHEREAS, the Company is a Delaware corporation having authorized capital that consists of 7,500,000 shares of Class A Common Stock, par value $0.05 per share (the "Company Common Stock"), of which, as of the date hereof, 2,723,264 shares are issued and outstanding (the "Outstanding Common Stock");

WHEREAS, with respect to options, the Company, as of the date hereof, has 800,000 shares of Company Common Stock available for issuance under the Milastar Corporation Stock Option Plan (the "Options"), of which, as of the date hereof, options to purchase 295,000 shares of Company Common Stock have been issued and are outstanding (the "Outstanding Options");

WHEREAS, the Board of Directors of each of the Parent, the Purchaser and the Company (collectively, the "Boards of Directors") has approved the merger of the Purchaser with and into the Company, and with the Company being the surviving entity, which shall be wholly owned by Parent upon the completion of the transactions contemplated herein, pursuant to the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. On the terms and subject to the conditions set forth herein, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined below), the Purchaser shall be merged with and into the Company (the "Merger"). Upon the effectiveness of the Merger, the separate existence of the Purchaser shall cease, except to the extent provided by law in the case of a corporation after its merger into another corporation, and the Company shall be the surviving corporation wholly owned by Parent (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware.

SECTION 1.2. Closing; Effective Time. The closing of the Merger (the "Closing") shall take place (a) at the offices of Fulbright & Jaworski L.L.P., Minneapolis, Minnesota, two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than the conditions that can only be satisfied at the Closing) or (b) at such other place, time and date as the parties may agree (the date on which the Closing takes place is referred to herein as the "Closing Date"). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the office of the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 251 of the DGCL. The term "Effective Time" means the close of business as of the date of the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware (or such other time as may be agreed by the parties hereto and specified in the Certificate of Merger).

SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.4. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in the form identical to the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time and in substantial form as attached hereto as Exhibit A, until thereafter amended in accordance with its terms and as provided by applicable Laws (as defined below) and this Agreement, except that, as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is Milastar Corporation."

(b) From and after the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time and in substantial form attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Laws, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.5. Directors and Officers.

(a) The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

(b) The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

SECTION 1.6. Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and the Purchaser, all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of the Purchaser:

(a) Cancellation of Certain Company Common Stock. All shares of the Company Common Stock that are held (i) in the treasury of the Company; or (ii) by any wholly-owned subsidiary of the Company shall be cancelled and shall cease to exist without any consideration payable therefor.

(b) Conversion of Company Common Stock. Each share of Outstanding Common Stock issued prior to the Effective Time (other than (1) Dissenting Shares (as defined below); (2) shares held by the Parent or Dennis J. Stevermer; and (3) shares of the Company Common Stock referred to in Section 2.1(a) above) that are held by the stockholders (the "Qualified Stockholders") shall be converted into the right to receive from the Surviving Corporation $2.70 in cash per share of Company Common Stock (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such converted shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such converted share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 2.1(b).

(c) Conversion of Common Stock of the Purchaser. Each share of the Purchaser's common stock ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of fully paid and nonassessable common stock, par value $.0001 per share, of the Surviving Corporation upon the surrender of the certificate(s) previously representing such share(s) of Purchaser Common Stock.

(d) Paying Agent. Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as paying agent in connection with the Merger (the "Paying Agent") and the Parent and Purchaser shall negotiate and enter into an agreement with the Paying Agent in form and substance reasonably satisfactory to the Company, which agreement will set forth, among other things, the terms and conditions of payment of the Merger Consideration to the Qualified Stockholders (the "Paying Agent Agreement").

(e) Delivery of Merger Consideration to Paying Agent. At the Effective Time, the Purchaser or the Parent shall deliver to the Paying Agent, for the benefit of the Qualified Stockholders entitled to receive the Merger Consideration, the amount of the aggregate Merger Consideration which such holders are entitled to receive pursuant to the provisions of Section 2.1(b).

(f) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or caused to be mailed to each Qualified Stockholder of record of any certificate, which immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive the Merger Consideration (all such certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such properly completed and duly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(b).

(g) Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to the Qualified Stockholders such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Qualified Stockholders of Company Common Stock in respect of which such deduction and withholding was made.

(h) No Further Ownership Rights in the Converted Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the converted shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were held by Qualified Stockholders prior to the Effective Time.

(i) Return of Funds by Paying Agent; No Liability. At any time following the expiration of 180 days after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to Qualified Stockholders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.2. Company Stock Options; Plans.

(a) At the Effective Time, the vested Outstanding Options shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and extinguished and each holder shall be entitled to receive an amount per share equal to the difference between the exercise price per share for each such option and the Merger Consideration.

(b) At the Effective Time, all unvested stock options, if any, shall be deemed null and void, and of no further effect.

SECTION 2.3. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a Qualified Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights under the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the DGCL and to receive such consideration. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Merger Consideration provided for in Section 2.1(b).

ARTICLE III

CONSUMMATION OF THE MERGER

SECTION 3.1. Parent's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing (as defined below), Parent shall deliver, if and to the extent not previously delivered, all of the following to the Company:

(a) a certificate of the Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that (i) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by Parent, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (ii) the incumbency and signatures of the officer(s) of Parent executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which Parent is a party or signatory (the "Parent Ancillary Agreements") are as set forth on the certificate;

(b) an opinion of counsel to the Parent, dated the Closing Date, in a form to be attached hereto as Exhibit C;

(c) the certificate contemplated by Section 6.2 (b), duly executed by an executive officer of the Parent;

(d) the Paying Agent Agreement duly executed by an executive officer of the Parent; and

(e) the making of the Merger Consideration available to the Paying Agent.

SECTION 3.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing, the Purchaser shall deliver, if and to the extent not previously delivered, all of the following to the Company:

(a) a copy of the Certificate of Incorporation of the Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware;

(b) certificates of corporate good standing of the Purchaser, issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary of the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company to the effect that (i) the Certificate of Incorporation of the Purchaser has not been amended or modified since the date of certification of the Secretary of State of the State of Delaware referred to in Section 3.2 (a); (ii) the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein by the Purchaser, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (iii) the incumbency and signatures of the officer(s) of the Purchaser executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which Purchaser is a party or signatory (the "Purchaser Ancillary Agreements") are as set forth on the certificate;

(d) the certificate contemplated by Section 6.2(b), duly executed by an officer of the Purchaser.

SECTION 3.3. The Company's Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VI, concurrently with the Merger Filing, the Company shall deliver (or cause to be delivered), if and to the extent not previously delivered, all of the following to Parent:

(a) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of the Company issued as of a recent date by the Delaware Secretary of State;

(c) a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that (i) the Certificate of Incorporation of the Company has not been amended or modified since the date of certification of the Secretary of State of the State of Delaware referred to in Section 3.3(a); (ii) the Bylaws, as attached thereto, have not been amended or modified as of the Closing Date; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, as attached thereto, are in full force and effect and have not been superseded, amended or modified as of the Closing Date; (iv) the Company has obtained the affirmative vote of the majority stockholders entitled to be cast, as certified by the Company's stock transfer agent, at a duly held meeting of the Company's stockholders called for the purpose of approving this Agreement and the Merger; and (v) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreements, certificates or documents relating to the consummation of the transactions contemplated hereby to which the Company is a party or signatory (the "Company Ancillary Agreements") are as set forth on the certificate;

(d) an opinion of counsel to the Company, dated the Closing Date, in a form to be attached hereto as Exhibit D;

(e) all consents, waivers or approvals, if any, obtained by the Company with respect to the consummation of the contemplated transactions;

(f) the certificate contemplated by Section 6.3(b), duly executed by an executive officer of the Company;

(g) the Paying Agent Agreement duly executed by an executive officer of the Company;

(h) such other documents as reasonably requested by the Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule attached hereto and hereby made a part hereof (the "Company Disclosure Schedule"), attached to this Agreement, the Company hereby represents and warrants to the Purchaser and the Parent as follows:

SECTION 4.1. Organization; Subsidiaries.

(a) The Company and its sole subsidiary, Flame Metals Processing Corporation (the "Subsidiary"), are duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the respective laws of the jurisdiction in which such companies are organized and have the requisite corporate power and authority to carry on their business as now being conducted. The Company and the Subsidiary are duly qualified or licensed to do business and each is in good standing in each such jurisdiction (domestic or foreign). The Company Disclosure Schedule indicates the name and jurisdiction of organization of the Subsidiary and the Company's direct equity interest therein. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and copies of similar governing instruments of the Subsidiary currently in effect have been made available to the Purchaser and the Parent.

(b) Neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, partnership, joint venture arrangement or other business entity (other than the subsidiaries identified in the Company Disclosure Schedule).

SECTION 4.2. Company Capitalization.

(a) The authorized capital stock of the Company consists solely of 7,500,000 shares of Common Stock, of which there are 2,723,264 shares Outstanding Common Stock as of the date hereof.

(b) As of the date hereof, there are 295,000 Outstanding Options and (ii) there are no options or warrants outstanding to purchase shares of Company Common Stock from the Company other than the Outstanding Options. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, any other equity securities, similar ownership interests, subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, equity interests or similar ownership interests of the Company.

(c) All shares of Outstanding Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. All Outstanding Common Stock, all Outstanding Options and all outstanding shares of capital stock of the Subsidiary have been issued and granted in compliance in all material respects with all applicable Laws. For the purposes of this Agreement, "Laws" means any federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity. There are no registration rights granted by the Company with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of its Subsidiary.

(d) Except as described in the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

SECTION 4.3. Subsidiary Capitalization.

(a) Except as set forth in the Company Disclosure Schedule, the Company owns all of the securities of the Subsidiary free and clear of all Encumbrances (as defined below) other than Permitted Encumbrances (as defined below), and there are no other equity securities, of any class of the Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, in any such case issued by the Subsidiary.

(b) For purposes of this Agreement, "Encumbrances" means any lien, pledge, mortgage, security interest, claim, levy, hypothecation, restriction, charge, possibility of reversion, right of refusal or other encumbrance. For purposes of this Agreement, "Permitted Encumbrances" means any of the following: (i) liens for taxes, assessments and governmental charges or levies not yet due and payable or due and being contested in good faith; (ii) Encumbrances imposed by Laws, such as materialmen's, mechanics', carriers', workmen's, warehousemen's and repairmen's liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, and (iv) restrictions imposed by federal or state securities Laws.

SECTION 4.4. Authority.

(a) The Company has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and each of the Company Ancillary Agreements and, subject to the Company stockholder approval, to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, only to the approval of this Agreement by the Company's stockholders pursuant to the DGCL and the filing of the Certificate of Merger pursuant to the DGCL (the "Merger Filing"). To the Company's knowledge, no approval of any holder of any securities of the Company is required pursuant to any agreement among securityholders of the Company (other than the Certificate of Incorporation and Bylaws of the Company) to permit the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.

(b) Neither the Company nor the Subsidiary has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement, and the board of directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

The Purchaser and the Parent hereby represent and warrant to the Company as follows:

SECTION 5.1. Organization, Standing and Power.

(a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 5.2. Authority.

(a) As of the Effective Time, (i) Parent has all requisite power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent's board of directors and by Parent's stockholders, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements or the transactions contemplated hereby and thereby, and (iii) this Agreement and each of the Parent Ancillary Agreements has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.

(b) As of the Effective Time, (i) the Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and all of the Purchaser Ancillary Agreements, (ii) the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements by Purchaser have been duly authorized and approved by Purchaser's board of directors and sole shareholder, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, the Purchaser Ancillary Agreements or the transactions contemplated hereby or thereby, and (iii) this Agreement and each of the Purchaser Ancillary Agreements has been duly authorized, executed and delivered by the Purchaser and is the legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or limiting the rights of creditors generally and general principles of equity.

(c) Neither the execution or delivery of this Agreement, or any of the Parent Ancillary Agreements or the Purchaser Ancillary Agreements, the consummation of any of the contemplated transactions, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(1) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Parent's or Purchaser's assets under, (i) the Certificate of Incorporation or Bylaws of Parent, each as amended to date, or the Certificate of Incorporation or Bylaws of the Purchaser, each as amended to date, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either Parent or the Purchaser is a party or any of their respective assets is subject or by which either Parent or the Purchaser is bound, (iii) any court order to which either Parent or the Purchaser is a party or any of their respective assets is subject or by which either Parent or the Purchaser is bound, or (iv) any requirements of Laws affecting Parent or the Purchaser or their respective assets; or

(2) other than the Merger Filing, require a consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Parent or the Purchaser.

SECTION 5.3. Brokers' and Finders' Fees. Neither the Parent nor the Purchaser has entered into any contract, arrangement or understanding with any finder, broker or investment banking firm which may result in the obligation of the Parent, the Purchaser, the Company, the Subsidiary or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.1. Conditions to Obligations of Each Party to Effect the Merger. The obligations of the Company and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in writing):

(a) No preliminary or permanent injunction or other order, decree, judgment or provision of applicable Law shall have been entered and remain in effect by any governmental entity which prevents the consummation of the Merger.

(b) There shall not be pending any suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the Merger.

(c) The Company and the Purchaser shall have obtained all (i) consents and approvals from governmental entities necessary or required for the consummation of the transactions contemplated under this Agreement, the absence of which would prevent the consummation of the Merger or the transactions contemplated hereby, and (ii) the consents and approvals from the third parties identified on Schedule 6.1(c) to the Company Disclosure Schedule, all on terms and conditions reasonably satisfied to the Purchaser.

(d) The Company shall have obtained the affirmative vote of the majority of votes cast by the Company's Qualified Stockholders (which shall not include Parent, Dennis J. Stevermer or any director, executive officer or affiliate of Parent or Dennis J. Stevermer), in person or by proxy, at the meeting of Company's stockholders' called to approve this Agreement and the Merger.

(e) A mutually agreed to paying agent agreement is entered into with the Paying Agent.

SECTION 6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in writing):

(a) The Purchaser and the Parent shall have performed, in all material respects, all of their respective obligations contained herein that are required to be performed by the Purchaser or the Parent at or prior to the Closing Date.

(b) The representations and warranties of the Purchaser and the Parent contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date). The Company shall have received a certificate of an executive officer of each of the Purchaser and the Parent, dated as of the Closing Date, certifying to such effect.

(c) The Board of Directors of the Company shall have received (as an addressee) an opinion of Schmidt Financial, Inc., in such form and substance as are acceptable to the Board of Directors of the Company, in its sole discretion, that the Merger Consideration is fair to the Qualified Stockholders from a financial point of view.

SECTION 6.3. Conditions to Obligations of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Purchaser in writing):

(a) The Company shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and the Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.

(b) The representations and warranties of the Company contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date). The Purchaser shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying to such effect.

ARTICLE VII

SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger, whether before or after approval by the board of directors and stockholders of the parties:

(a) by consents of the boards of directors of the Company, Parent and the Purchaser;

(b) by Parent or the Purchaser, if neither is in material breach of its obligations under this Agreement, and if (A) there has been a breach by the Company of any of its representations and warranties under set forth in Article IV, or (B) there has been the willful breach on the part of the Company of any of its covenants or agreements contained in this Agreement, and, in both cases (A) and (B), such breach has not been cured within ten (10) days after notice to the Company; or

(c) by the Company, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by Parent or the Purchaser of any of their respective representations and warranties set forth in Article V, or (B) there has been the willful breach on the part of Parent or the Purchaser of any of their respective covenants or agreements contained in this Agreement, and, in both cases (A) and (B), such breach has not been cured within ten (10) days after notice to Parent and the Purchaser.

SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or the Purchaser as provided in Section 7.1 hereof, this Agreement shall, except as provided herein, forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Company, Parent or the Purchaser or their respective officers or directors, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1. Fees and Expenses. Each of the parties shall bear its own costs and expenses (including the fees and disbursements of their counsel, accountants and other financial, legal, accounting or other advisors) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 8.2. Notices. All notices, requests, demands, consents, approvals, designations and other communications called for or contemplated by this Agreement shall be in writing and shall be deemed given to the party to whom addressed (i) when delivered to such party by hand or by facsimile transmission, (ii) one business day after being sent to such party by overnight courier, or (iii) three business days after being sent to such party by registered or certified mail (return receipt requested, postage prepaid), in each case at the following address, or at such other address as such party may designate by notice in the manner aforesaid:
(a)If to the Parent:

Easton Southpaw Incorporated
1729 Colvin Avenue
St. Paul, MN 55116
Attn: Dennis J. Stevermer

With a copy to:

Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Christopher C. Cleveland

(b) If to the Purchaser:

Milastar Acquisition Corporation
1729 Colvin Avenue
St. Paul, MN 55116
Attn: Dennis J. Stevermer

With a copy to:

Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Christopher C. Cleveland

(b)If to the Company:

Milastar Corporation
7317 West Lake Street
Minneapolis, MN 55426
Attn: Chief Executive Officer

With a copy to:

Fulbright & Jaworski L.L.P.
2100 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Jeffrey N. Saunders

SECTION 8.3. Successors and Assigns; No Third-Party Beneficiaries.

(a) The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the prior written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

SECTION 8.4. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein, and each of the Purchaser Ancillary Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein; and such agreements and other documents supersede all prior and contemporaneous agreements and understandings between or among any of the parties hereto, whether written or oral. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

SECTION 8.5. Rules of Construction. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine and the neuter, references to the singular shall be deemed to include the plural, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive. No provision of this Agreement shall be construed in favor of or against any party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof, nor shall the interpretation of this Agreement be affected by reason that this Agreement or any provision hereof is inconsistent with any prior draft hereof. Except where expressly provided to the contrary, each reference herein to a "Section" is to a Section of this Agreement and each reference herein to a Section includes all Sections subsidiary to the Section referred to. The words "herein," "hereof," and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or subsection, and the word "including" means "including but not limited to." Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

SECTION 8.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 8.7. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such an interpretation would be unreasonable.

SECTION 8.8. Business Day. Whenever this Agreement requires that an action be taken or a notice be given on a date that would otherwise not be a business day, the time period for taking such action or giving such notice shall be extended to the first day thereafter that is a business day.

SECTION 8.9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

SECTION 8.10. Further Assurances. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Purchaser or the Company, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of the Purchaser and the Company and otherwise carry out the purposes of this Agreement.

SECTION 8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

SECTION 8.12. Venue. Any claim, dispute, action or suit of any kind arising out of or relating in any way to this Agreement, including but not limited to the enforcement, interpretation or construction hereof, shall be venued in the state or federal courts sitting in Minneapolis, Minnesota.

SECTION 8.13. Attorneys' Fees. In the event any legal action or other proceeding is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses incurred in connection therewith, including attorneys' fees and costs of appeal, if any.

SECTION 8.14. Equitable Relief. Each of the parties hereto agrees that a monetary remedy for certain breaches of this Agreement may be inadequate and impracticable and extremely difficult to prove, and further agrees that any such breach may cause the other party irrevocable harm, and that any party shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

EASTON SOUTHPAW INCORPORATED
By: Dennis J. Stevermer
Its: President

MILASTAR ACQUISITION CORPORATION
By: Dennis J. Stevermer
Its: CEO

MILASTAR CORPORATION
By: Dennis J. Stevermer
Its: CEO

Exhibit A

Form of Certificate of Incorporation of Purchaser

Exhibit B

Form of Bylaws of Purchaser

Exhibit C

Opinion of Counsel

Exhibit D

Opinion of Counsel